Exhibit 10.4

Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA  01886

February 15, 2013

Mr. Matthew Dillon

By electronic delivery

Dear Matt:

In recognition of your contributions to the Company and to give you piece of mind during this time of consolidation in our industry, this letter amends the terms of your Executive Severance and Arbitration Agreement, dated October 2, 2008 (the “Agreement”), to provide you with additional terms relating to your eligibility for severance.

If the Company terminates your employment without Cause or you terminate your employment with Good Reason and, in either case, such termination occurs within 12 months after a Change in Control, Sections 6(a) and 6(b) of the Agreement shall be replaced with the following Sections 6(a) and 6(b) and the Company will provide you with the following severance and post-termination benefits:

a.                                      The Company will pay you a single lump sum equal to (i) eighteen (18) months of your then-current base salary and (ii) your then-current target annual bonus at 150% of target, less applicable state and federal withholdings.

b.                                      The Company will continue to pay the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the eighteen (18) month period following the termination of your employment; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage.

Additionally, the parties hereto agree to clarify that all references to the defined term “Restricted Shares” in Sections 5 and 6 of the Agreement shall be replaced with the phrase “restricted shares”, such that all unvested restricted shares granted to Mr. Dillon will be entitled to  accelerated vesting pursuant  to the terms set forth in Sections 5 and 6 of the Agreement, as opposed to applying solely to the specific awards described in the Agreement.

This letter agreement will be considered effective the date of your acceptance of the terms hereof.  Except as modified by the terms of this letter, the terms of the Agreement will remain in full force and effect, including, without limitation, the second full paragraph of Section 6.  Capitalized terms not defined in this letter have the same definitions given to them in the Agreement.

Very truly yours,

/s/ Raymond P. Dolan
Raymond P. Dolan
President and Chief Executive Officer

ACCEPTED:

/s/ Matthew Dillon	2/15/2013
Matthew Dillon	Date